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                                                                   EXHIBIT 8.1

                               December 9, 1999


Sandpiper Networks, Inc.
225 West Hillcrest Drive
Suite 250
Thousand Oaks, CA  91360

Attention:  Mr. Leo S. Spiegel

     Re: Agreement and Plan of Reorganization Dated as of October 24, 1999 By and Among Digital Island, Inc., Beach Acquisition Corp., and Sandpiper Networks, Inc.
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Dear Sir:

     We have acted as counsel for Sandpiper Networks, Inc., a California corporation ("Sandpiper"), in connection with the merger (the "Merger") of Beach Acquisition Corp., a California corporation ("Merger Sub") and wholly-owned subsidiary of Digital Island, Inc., a Delaware corporation ("Island"), with and into Sandpiper pursuant to an agreement and plan of reorganization, dated as of October 24, 1999 by and among Sandpiper, Merger Sub and Island (the "Merger Agreement").

     In that connection, you have requested our opinion regarding certain U.S. Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the registration statement on Form S-4 (the "Registration Statement"), which includes the Joint Proxy Statement and Prospectus of Sandpiper and Island (the "Proxy Statement/Prospectus"), filed with the Securities and Exchange Commission (the "SEC") on December 9, 1999, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authority of all persons signing documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct, (iii) the representations
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Sandpiper Networks, Inc.
December 9, 1999
Page 2


made by Sandpiper and Island, in their respective letters delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement), and (iv) any representations made in the Representation Letters "to the best knowledge of" or similarly qualified are correct without such qualification. We have made no independent investigation with regard to such statements or representations. We assume that no actions will be taken that are inconsistent with such statements and representations. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the Proxy Statement/Prospectus, our opinions as expressed below may be adversely affected and may not be relied upon.

     Based upon the foregoing, for U.S. Federal income tax purposes, we are of opinion that (i) the Merger will constitute a reorganization within the meaning of Section 368 (a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) Sandpiper, Merger Sub and Island will each be a party to such reorganization within the meaning of Section 368 (b) of the Code; (iii) except as provided below, holders of Sandpiper stock (a) will not recognize gain or loss for federal income tax purposes as a result of the exchange of their shares of Sandpiper stock for Island common stock in the Merger, except with respect to cash received instead of a fractional share of Island common stock, as discussed below, and (b) will have a tax basis in the Island stock received in the Merger equal to the tax basis of the Sandpiper stock surrendered in the Merger less any tax basis of the Sandpiper stock surrendered that is allocable to a fractional share of Island common stock for which cash is received; (iv) a Sandpiper shareholder's holding period with respect to the Island common stock received in the Merger will include the holding period of the Sandpiper stock surrendered in the Merger therefor, assuming the shareholder holds the shares of Sandpiper stock as a capital asset on the date of the exchange; and (v) to the extent that a holder of shares of Sandpiper stock receives cash instead of a fractional share of Island common stock, the holder will recognize gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the tax basis of the holder's shares of Sandpiper stock allocable to such fractional share of Island common stock. Assuming the shareholder holds the shares of Sandpiper stock as a capital asset on the date of the exchange, the gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the share of Sandpiper stock exchanged for the fractional share of Island common stock was held for more than one year at the Effective Time.

     Our opinion does not address all aspects of United States federal income taxation that may be relevant to a Sandpiper shareholder in light of the shareholder's particular circumstances or to those Sandpiper shareholders subject to special rules, such as shareholders who are not citizens or residents of the United States or organized under the laws of the United States,
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Sandpiper Networks, Inc.
December 9, 1999
Page 3


financial institutions, tax-exempt organizations, insurance companies, brokers or dealers in securities, traders in securities electing mark to market, shareholders who acquired their Sandpiper stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation or shareholders who hold their Sandpiper stock pursuant to a tax-qualified retirement plan or as part of a straddle, hedge or conversion transaction.

     Our opinion is limited to the federal income tax matters addressed, and no opinion is rendered with respect to any other issue, including any other tax aspects of the Merger. In particular, we express no opinion with respect to the tax consequences of any Island common stock received other than in exchange for Sandpiper stock or with respect to any state, local or foreign tax consequences of the Merger. In addition, our conclusions are based on federal income tax law currently in effect, which is subject to change on a prospective or retroactive basis. If any assumption or representation described above or contained in the Merger Agreement or the Representations Letters is not true, correct and complete, or in the event of a change in law adversely affecting the conclusions reached in this letter, our opinion will be void and of no force or effect. You should be aware that although this letter represents our opinion concerning the matter specifically discussed, it is not binding on the courts or on any administrative agency, including the Internal Revenue Service, and a court or agency may hold or act to the contrary. We undertake no obligation to update this letter or our opinion at any time. Our opinion is provided to you as a legal opinion only, and not as a guaranty or warranty, and is limited to the specific transactions, documents and matter described above. No opinion may be implied or inferred beyond that which is expressly stated in this letter.

     This opinion is furnished solely for the benefit of Sandpiper in connection with the Merger Agreement and may not be filed with or furnished to any individual, entity, association, agency or other person and may not be quoted or referred to, orally or in writing, in whole or in part, without our prior written consent.

     We hereby consent to the use of our name in the Registration Statement and in the Joint Proxy Statement/Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,

                                            /s/ Riordan & McKinzie

                                                Riordan & McKinzie